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                                                                   Exhibit 99.1


Media Contact:
Kevin Nash, 781-865-3950


February 4, 2003


                    Genuity and Level 3 Complete Acquisition


WOBURN, Mass. - Genuity Inc. today announced that Level 3 Communications (Nasdaq: LVLT) has completed the acquisition of substantially all of its assets and operations for $60 million in cash plus $77 million in cash for prepayments to vendors for network services to be utilized in 2003, subject to further adjustments after the closing of the acquisition under the asset purchase agreement between the companies. In addition, Level 3 will assume certain of Genuity's long-term operating agreements.

         In accordance with the asset purchase agreement, Level 3's cash consideration at closing was adjusted from the previously announced amount of $242 million, including adjustments related to the timing of closing, employee severance reimbursements, and other adjustments relating to decisions made to date regarding Genuity's operating agreements.

         After the closing of the transaction, and as part of the Chapter 11 process, the Genuity Estate will continue to finalize its distributions to creditors. Ira Parker, Genuity's former executive vice president and general counsel, has been elected president and CEO of the Genuity Estate.

         During the coming months, the Genuity Estate will prepare and file its plan of reorganization. Under the terms of the asset purchase agreement with Level 3, the cash paid by Level 3 for Genuity's assets and additional cash remaining on Genuity's balance sheet will ultimately be distributed to the company's creditors.

         Genuity also today announced that Paul R. Gudonis has stepped down as chairman and CEO of the company. Mr. Gudonis will join Level 3 as executive vice president, working with Level 3's senior management on the Genuity transition and integration. He will also be involved in the company's corporate strategy as well as mergers and acquisitions.


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         On November 27, 2002, Genuity and Level 3 announced that the two companies reached a definitive agreement in which Level 3 would acquire substantially all of Genuity's assets and operations, and assume a significant portion of Genuity's existing long-term operating agreements. To facilitate the transaction, Genuity and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.

         Genuity currently trades on the Over the Counter Bulletin Board under the symbol OTC BB: GENUQ.


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